Exhibit 10.1
May 18, 2006
Mr. Barry A. Posner
Executive Vice President and
General Counsel
BioScrip Inc.
100 Clearbrook Road
Elmsford, New York 10523
     Re: Employment Agreement
Dear Barry:
     Reference is made to the Employment Agreement, dated as of March 1, 1999, by and between MIM Corporation (now known as BioScrip Inc.), a Delaware corporation, and yourself (as amended to date, the “Employment Agreement). Capitalized terms used herein and not defined shall have the meaning ascribed thereto in the Employment Agreement.
     This will confirm our agreement that notwithstanding (i) the expiration of the term of your Employment Agreement on March 31, 2006 and (ii) your agreement to waive the payment of any severance pending the negotiation of a new employment or severance agreement following the expiration of the term of your Employment Agreement, you shall continue to have the right to receive the termination benefits set forth in Section 5.2(b) of Employment Agreement in the event that the Company does not enter into a new employment or severance agreement with you on or before June 30, 2006, except that the period during which you shall be entitled to receive continuation of your Annual Salary as set forth in Section 5(b)(ii) shall be for a period of one (1) year from June 30, 2006.
     Kindly signify your agreement to the foregoing by signing below.

BIOSCRIP INC.

	By:	/s/ Richard H. Friedman

Richard H. Friedman, Exec. Chmn.

Agreed and Accepted
May 18, 2006

/s/ Barry A. Posner
Barry A. Posner